===============================================================================

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                   OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]
Filing by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement          [ ]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED
[X]  Definitive Proxy Statement                BY RULE 14C-5(D)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         CALGON CARBON CORPORATION
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         --Enter Company Name Here--
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22a(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amuont on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
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Notes:

[LOGO OF CALGON CARBON CORPORATION]

CALGON CARBON CORPORATION  P.O. BOX 717  PITTSBURGH, PA 15230-0717
                                     (412) 787-6700     TELEX 671 1837 CCC PGH

                                                         PANAFAX: 412-787-6713

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Calgon Carbon Corporation at 1:00 p.m., Eastern Daylight Saving Time, on Tuesday,
April 23, 1996 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania.

Information about the business of the meeting and the nominees for election as directors is set forth in the notice of the meeting and the Proxy Statement, which are attached. This year you are asked to elect four directors and to elect independent auditors for 1996.

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, we hope that you will send a proxy voting on the matters to be considered. Please sign, date and return your proxy in the enclosed envelope as promptly as possible.

                                                     Very truly yours,

                                                     /s/ Colin Bailey

                                                     Colin Bailey
                                                     President

March 22, 1996

                           CALGON CARBON CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Calgon Carbon Corporation will be held at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania, on Tuesday, April 23, 1996 at 1:00 p.m., Eastern Daylight Saving Time, for the following purposes:

     (1)  To elect four directors;

     (2) To elect independent auditors to examine the consolidated financial statements of the Company for 1996; and

     (3) To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

Holders of record of the Company's Common Stock as of the close of business on March 12, 1996 are entitled to notice of and to vote at the meeting.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.

                                                  Joseph A. Fischette
                                                       Secretary

March 22, 1996

                           CALGON CARBON CORPORATION

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                                                                     PAGE
Voting Securities and Record Date............................................................................           1

Security Ownership of Certain Beneficial Owners and Management...............................................           1

Board of Directors and Committees of the Board...............................................................           2

Election of Directors........................................................................................           4

Executive Compensation.......................................................................................           5

Election of Independent Auditors.............................................................................          12

Vote Required................................................................................................          12

Other Business...............................................................................................          13

Stockholder Proposals........................................................................................          13

                           CALGON CARBON CORPORATION

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 1996

The enclosed proxy is solicited on behalf of the Board of Directors of Calgon Carbon Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Daylight Saving Time, on Tuesday, April 23, 1996 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh Pennsylvania. The accompanying Notice of Annual Meeting of Stockholders sets forth the purposes of the meeting.

The enclosed proxy may be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to stockholders on or about March 22, 1996. The Company's Annual Report to Stockholders for 1995 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telecopy, telegraph and personal interview. The Company may also request brokerage houses and other nominees or fiduciaries to forward copies of the proxy soliciting material and 1995 Annual Report to beneficial owners of the stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

                       VOTING SECURITIES AND RECORD DATE

Holders of the Company's Common Stock of record as of the close of business on March 12, 1996 are entitled to receive notice of and to vote at the meeting. At the record date, the Company had outstanding 40,418,860 shares of Common Stock, the holders of which are entitled to one vote per share. The Company does not have cumulative voting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned by each director of the Company, by Joseph A. Fischette, John M. MacCrum and Robert V. Carrubba, executive officers of the Company, by Clayton P. Shannon, who has retired as an executive officer of the Company but who is named in the summary compensation table, and by all directors and executive officers of the Company as a group, as of the record date. Unless otherwise indicated in the footnotes to the table, each person named and all directors and executive officers as a group have sole voting power and sole investment power with respect to the shares. Management of the Company does not know of any other person who beneficially owned as of the record date more than five percent of the Company's Common Stock. As used herein, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, the security). A person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days after the record date.

               NAME OF                  NUMBER OF      PERCENT
          BENEFICIAL OWNER                SHARES      OF CLASS
          ----------------              ---------     --------
Colin Bailey                              1,880,424         4.7%
Robert W. Cruickshank(2)                      7,500           *
Arthur L. Goeschel(2)                         2,000           *
Thomas A. McConomy(2)                     4,850,980        12.0
Nick H. Prater(2)                             2,000           *
Seth E. Schofield                             2,000           *
Ronald R. Tisch                           1,570,000         3.9
Harry H. Weil(1)(2)                           5,100           *
Robert L. Yohe                                1,000           *
Roger H. Zanitsch(2)                      1,776,034         4.4
Clayton P. Shannon                          200,676           *
Joseph A. Fischette(2)(3)                   125,708           *
John M. MacCrum(1)(2)(3)                    103,166           *
Robert V. Carrubba(2)(3)                     36,273           *
All directors and executive officers
as a group (14 persons)(1)(2)(3)         10,362,185        25.6

---------
*Less than 1%.

(1) Includes 200 shares held by Mr. Weil's wife and 400 shares held by Mr. MacCrum's wife, as to which beneficial ownership is disclaimed by Mr. Weil and Mr. MacCrum.

(2) Includes (i) 1,500 shares in the case of each of Messrs. Cruickshank, Goeschel and Weil, 1,000 shares in the case of Mr. Prater and 500 shares in the case of each of Messrs. McConomy and Zanitsch, granted under the Company's 1993 Non-Employee Directors' Stock Option Plan, (ii) 10,000 shares in the case of each of Messrs. Fischette, MacCrum and Carrubba, granted under the Company's Stock Option Plan and (iii) 36,500 shares in the case of all directors and executive officers as a group, in each case covered by presently exercisable options granted under the aforementioned plans. The "percent of class" set forth above for any individual and the group (but not for the other individuals listed above) is computed as though such shares optioned to such individual or the group, as the case may be, were outstanding.

(3) Includes 9,708, 7,366, 7,794 and 24,868 shares in the case of Messrs. Fischette, MacCrum and Carrubba, and all directors and executive officers as a group, respectively, held under the Company's Employees Growth Participation Plan and allocated to the accounts of such executive officers. That plan was terminated in 1990.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The business of the Company is under general supervision of a Board of Directors as provided by the laws of Delaware, the Company's state of incorporation. The Board of Directors has established committees to assist it, consisting of the Executive Committee, the Compensation Committee, the Audit Committee, the Nominating Committee and the Pension Committee.

Executive Committee. The Executive Committee consists of Messrs. McConomy (Chairman), Bailey, Goeschel, Prater and Weil. The Executive Committee, during the intervals between meetings of the Board, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company.

Compensation Committee. The Compensation Committee consists of Messrs. Cruickshank (Chairman), Goeschel and Prater. The Compensation Committee determines the salaries payable to all executive officers. The Committee also determines bonuses, if any, to be paid each year to officers and key employees. The Committee also administers the Company's stock option plan and has the authority to grant options thereunder.

Audit Committee. The Audit Committee consists of Messrs. Weil (Chairman) and Cruickshank. The responsibilities of the Audit Committee are to (i) provide assistance to the Board of Directors in fulfilling its statutory and fiduciary responsibilities for examinations of the Company and in monitoring its accounting and financial reporting practices; (ii) determine that the Company has adequate administrative, operational and internal accounting controls and that the Company is operating in accordance with its prescribed procedures and codes of conduct; (iii) serve as an independent and objective party in the review of the financial information presented by management for distribution to stockholders and the general public; and (iv) provide direction and supervision over the internal audit function and the independent accountants. One of the functions of the Audit Committee is to recommend to the Board of Directors the selection of independent accountants for the coming year.

Nominating Committee. The Nominating Committee consists of Messrs. Bailey (Chairman), McConomy, Tisch and Zanitsch. The Nominating Committee reviews the size and composition of the Board of Directors and makes recommendations with respect to nominations for election or appointment of directors. The Nominating Committee will consider nominees recommended by stockholders provided that stockholders submit the names of nominees in writing to the Secretary of the Company together with a statement of the nominees' qualifications. Such information should be received no later than January 31, 1997 with respect to nominations for election at the 1997 Annual Meeting of Stockholders.

Pension Committee. The Pension Committee consists of Messrs. Cruickshank and Prater (Co-Chairmen), Tisch and Zanitsch. The Pension Committee reviews and approves the investments of the Company's defined benefit pension plans and interacts with the investment manager for such plans.

During 1995, the Executive Committee held one meeting, the Compensation Committee held six meetings, the Audit Committee held three meetings, the Nominating Committee held three meetings and the Pension Committee held one meeting. The Board of Directors held nine meetings during 1995.

COMPENSATION OF DIRECTORS

Board and Committee Fees. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board. Directors (other than the Chairman) who are not employees of the Company receive an annual retainer of $15,000 (prior to October 17, 1995), and thereafter $18,000, and the Chairman receives an annual retainer of $100,000 (prior to October 17, 1995) and thereafter $40,000, for Board service. Non-employee Directors also receive a fee of $900 (prior to October 17, 1995), and thereafter $1,500, for each Board and committee meeting attended, and the Chairmen of each committee receive an additional $3,000 for each committee meeting attended. No committee meeting fees are paid for committee meetings held by telephone or on the same day as a Board meeting.

1993 Non-employee Directors' Stock Option Plan. The 1993 Non-employee Directors' Stock Option Plan provides for an annual grant of non-statutory stock options to each non-employee Director in an amount equal to the sum of 500 plus 100 times the number of calendar years during which, as of April 1 of such year, such person was a non-employee Director of the Company. The option price for each stock option is $15.50, the fair market value of the Common Stock on April 21, 1993, the date of the first grant. In general, stock options will vest if the

"income from operations" of the Company for the fiscal year in which such options were granted is greater than that of the prior fiscal year; otherwise such stock options will be forfeited.

                             ELECTION OF DIRECTORS

The Board of Directors, acting pursuant to the bylaws of the Company, has determined that the number of directors constituting the full Board of Directors shall be ten at the present time. The Board is divided into three classes of nearly equal size. One such class is elected every year at the Annual Meeting for a term of three years.

The Board of Directors has, upon recommendation of the Nominating Committee, nominated Nick H. Prater, Seth E. Schofield, Harry H. Weil and Robert L. Yohe for reelection as directors, and each of them has agreed to serve if elected. Each director elected at the 1996 Annual Meeting of Stockholders will hold office until the 1999 Annual Meeting of Stockholders or until the director's prior death, disability, resignation or removal. Proxies are solicited in favor of those nominees and will be voted for them unless otherwise specified. Mr. Weil has served as a director since the formation of the Company in 1985, Mr. Prater has served as a director since August 1990, and Messrs. Schofield and Yohe were elected to serve as directors in December, 1995. If any nominee becomes unable or unwilling to serve as a director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

Information concerning those nominees for director and the other directors who will continue in office after the meeting is set forth below, together with information concerning the Company's executive officers who are not directors.


NAME                               AGE                POSITION WITH THE COMPANY
                              Class of 1999
Nick H. Prater                      67           Director
Seth E. Schofield                   56           Director
Harry H. Weil                       62           Director
Robert L. Yohe                      59           Director

                              Class of 1997
Colin Bailey                        49           President, Director
Ronald R. Tisch                     54           Executive Vice President, Director
Roger H. Zanitsch                   52           Director

                              Class of 1998
Robert W. Cruickshank               50           Director
Arthur L. Goeschel                  74           Director
Thomas A. McConomy                  62           Director

                            Executive Officers
R. Scott Keefer                     48           Senior Vice President--Finance
Joseph A. Fischette                 49           Senior Vice President, General
                                                   Counsel and Secretary
John M. MacCrum                     48           Senior Vice President
Robert V. Carrubba                  59           Vice President

Messrs. Bailey and Tisch have been directors and executive officers of the Company since its formation in 1985. Effective October 1, 1995 Clayton P. Shannon retired as Senior Vice President--Finance of the Company. R. Scott Keefer was hired in that position on August 15, 1995. Prior thereto Mr. Keefer was Vice President, Finance and Chief Financial Officer of Quaker State Corporation. Mr. Fischette has been an executive officer of the Company, and Dr. Carrubba and Mr. MacCrum have been key employees or executive officers of the Company, since 1985.

Mr. McConomy has been a director of the Company since its formation in 1985. He retired as President effective July 1, 1994 but remains Chairman of the Board. Mr. McConomy is also a director of PNC Bank, N.A. and Equitable Resources, Inc.

Mr. Cruickshank has been a director of the Company since November 1985. In 1994 Mr. Cruickshank became President of R.W. Cruickshank & Co. Prior thereto he was Chairman of the Board of Wiltek, Inc. and a private investor for more than the past five years. He is also a director of New Canaan Bank & Trust Company, Friedmans, Inc. and Data Documents, Inc.

Mr. Goeschel has been a director of the Company since its formation in 1985. In 1992, Mr. Goeschel, previously retired, became Chairman of the Board of Rexene Corporation, a manufacturer of polypropylene and other thermoplastic and petrochemical products. He also was Chairman of the Board of Tetra Technologies, Inc., which manufactures water treatment equipment, from 1992 until October 1993. Mr. Goeschel is also a director of the Dreyfus-Laurel Mutual Funds and National Picture Frame.

Mr. Prater has been a director of the Company since August 1990. Until June 1990, when he retired, Mr. Prater was President and Chief Executive Officer of Mobay Corporation (now called Bayer Corporation), a chemical producer. He is also a director of Harsco, Inc.

Mr. Schofield was elected to serve as a director of the Company in December 1995. From June 1992 until January 1996, when he retired, Mr. Schofield was Chairman and Chief Executive Officer of USAir Group, a major air carrier. From June 1991 until May 1992 he was President and Chief Executive Officer of USAir Group. Prior thereto he was President and Chief Operating Officer of USAir Group. Mr. Schofield is also a director of PNC Bank, N.A., USX Corporation and Erie Indemnity Company.

Mr. Weil has been a director of the Company since its formation in 1985. Mr. Weil is a partner in the law firm of Reed Smith Shaw & McClay, which provides legal services to the Company. Mr. Weil is also a director of Erie Indemnity Company.

Mr. Yohe was elected to serve as a director of the Company in December 1995. Until March 1994, when he retired, Mr. Yohe was Vice Chairman of Olin Corporation, a producer of chemicals, microelectronic materials, metals, sporting ammunition and defense and aerospace products. Prior thereto he was Executive Vice President of Olin Corporation. Mr. Yohe is also a director of Airgas, Inc. and Betz Laboratories, Inc.

Mr. Zanitsch has been a director of the Company since its formation in 1985. He retired as Senior Vice President on December 31, 1994. On November 9, 1994, Mr. Zanitsch and Company entered into a consulting agreement providing that Mr. Zanitsch would act as a consultant to the Company for a minimum of one year, beginning January 1, 1995, for a fee of $60,000 per year. The consulting agreement with Mr. Zanitsch will terminate on March 31, 1996.

                             EXECUTIVE COMPENSATION

In 1985 the Board of Directors created a Compensation Committee, consisting of at least three directors who are not employees of the Company. One of the functions of the Compensation Committee is to review at least annually, and more often if circumstances make an interim review appropriate, the compensation of the Company's executive officers and the plans or formulas from which such compensation is derived. The Compensation Committee then makes recommendations to the full Board of Directors as to such matters (except for the grant of options under the Company's Stock Option Plan, which is done by the Committee alone so that the grants will satisfy Rule 16b-3 under Securities Exchange Act of 1934).

Set forth below is the report of the members of the Compensation Committee, Messrs. Cruickshank (Chairman), Goeschel and Prater, as to the Committee's recommendations for the compensation of the Company's executive officers applicable to 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            General policies with respect to executive compensation and the relationship between compensation and performance
           ---------------------------------------------------------

The Compensation Committee's policies with respect to executive compensation are intended to achieve three principal goals. First, they are intended to create base compensation levels sufficient to attract and retain talented and dedicated executive officers. To accomplish this, the Committee compares the Company's base salary levels with those currently being paid for similar positions by other companies. The Committee also reviews the total compensation package available to executive officers, to make sure it remains competitive.

Second, the compensation policies are intended to provide a direct link between performance during the year (both the performance of the Company as a whole and the performance of the individual officer) and a significant part of the officer's compensation. This is done through cash bonuses available to executive officers based on the Company's performance as a whole and the officer's performance as an individual. These bonuses have ranged from a high of 100% of salary to a low of zero.

Third, the compensation policies are intended to provide executive officers with the opportunity to acquire a significant equity stake in the Company, through granting them stock options at full market prices and with delayed vesting provisions. These options will become and remain important assets if, and only if, the market price of the Common Stock increases over the period of the options. Short-term price fluctuations up and down will not be as important to optionees as long-term growth. In this respect, therefore, the interests of the executive officers will be aligned directly with the interests of the stockholders in increasing stockholder value.

         Compensation policies applied to executive officers in 1995
         -----------------------------------------------------------

The Company's executive officers are Messrs. Bailey, Tisch, Keefer, Fischette, MacCrum and Carrubba. Mr. Shannon retired as Senior Vice President of Finance on October 1, 1995. Mr. Keefer was hired to fill that position on August 15, 1995. The compensation of the Company's executive officers has three main components: base salary, bonus, and stock options.

Salary. Base salaries for the executive officers are designed to be at levels at or slightly lower than those of executive officers of comparable companies under the so-called "Hay point" system. This system was designed some years ago by The Hay Group, Inc., an independent salary consulting firm, and it has been adopted in various forms by many companies. The Hay Group provides a comparison to the Company's compensation with all companies participating in the Hay system, and with those companies in the Company's same industry sector. Under this system, a certain number of "Hay points" is assigned to each executive position, depending on factors such as the relative importance of the executive's functions to the overall results of the Company, the number of employees reporting to the executive, the levels of supervision, if any, over the executive and similar factors. Once established, the number of Hay points applicable to a particular position is unlikely to change unless there is a significant change in the duties and responsibilities associated with that position.

In associating particular levels of salary with particular numbers of Hay points, the Compensation Committee is guided primarily by information from The Hay Group, Inc. and other sources as to competitive salaries. The other companies compared with the Company for this purpose are selected by The Hay Group, Inc., not by the Company, and are not necessarily the same as those used for the Performance Graph in the Proxy Statement. The Committee also considers the present and projected cash position of the Company, and the availability to the executive officers of additional forms of compensation described below. This consideration is done at the Committee's discretion and not on any formula or objective basis. The Committee's general philosophy is that salary levels for the Company's executive officers should be somewhat less than the median salaries paid by other companies for comparable positions, so that the overall compensation of an executive officer in a particular year will be more heavily weighted toward incentive compensation, such as bonus and stock options, than toward a fixed salary. In this way, the executive officer's compensation will vary from year to year and will be strongly influenced by the results achieved by the Company.

Bonus. The Officers Incentive Plan provides a bonus pool from which cash bonuses may be granted to executive officers. The total amount of bonuses that may be awarded under the plan (the "bonus pool") cannot exceed 100% of the annualized salaries of all the participants, measured at year-end, and the maximum bonus for any individual officer is 100% of the officer's salary. The 100% level for the bonus pool is available if the Company meets certain performance targets, as described below, and if the Committee chooses not to apply a discount factor, which can be as much as 15%. The failure to meet performance targets reduces the available bonus pool. Although the Committee has traditionally recommended bonuses equal to the amounts calculated on an objective basis under the plan, it retains the discretion under the plan to reduce or to eliminate bonuses.

The plan provides for three factors in determining the officers' bonus payments. First, there is a "return on assets" performance target, which is the average of the actual return on assets for the five years prior to the award year; second, there is an "earnings per share" performance target, set by the Board of Directors at the beginning of the year; and third, the individual officer's performance for the plan year is assessed by the Committee. The performance factors of return on assets and earnings per share are weighted 40% each, and the individual officer's performance is weighted 20%. The Company surpassed its target for earnings per share and achieved 74% of its target for return on assets; this, coupled with the individual performance factors of the officers taken collectively, resulted in an award pool of 58% of the maximum available award pool. Each officer's bonus was then calculated based upon his individual performance rating.

Stock options. Under the terms of the Company's Stock Option Plan adopted in 1985, the Compensation Committee alone determines that identity of the optionees, the number of shares to be covered by each option, the years in which the options will become vested, and other terms and conditions of the options. In determining whether to grant any options, the Committee takes into account the number of options already outstanding, the market price of the Company's Common Stock, the results achieved by the Company in the past year or more (such as earnings, cash flow, return on equity and other measures), and its prospects during the next several years. Potential dilution resulting from the exercise of options in the future is considered, as is the desirability of more closely linking the rewards of the optionees to increases in the market price of the stock. These matters are at the discretion of the Committee, and are not determined by any formula or weighting of particular factors. The Committee believes that such a link provides an additional incentive to achieve results which are valued by the market, and which thus may benefit stockholders through an increased market price.

In determining whether to grant options to a particular individual, the Committee considers, again in its discretion, the level of responsibility of the individual within the Company, the effect which successful efforts by the individual may have on the overall results of the Company, the need to provide incentive compensation comparable to that available from other companies which may compete for the individual's services, and the number of unexercised options and shares of the Company's Common Stock already held by the individual. In view of the fact that many of the executive officers have substantial holdings of Common Stock, the Committee in general has granted less stock options to its executive officers than those in its comparative group.

At its meeting in early 1995, the Committee granted stock options for 50,000 shares to each of R.V. Carrubba, J.A. Fischette, J.M. MacCrum and C.P. Shannon.

The Committee may consider a number of factors in determining whether to grant stock options relating to past, present or future events. Notwithstanding this flexibility, in the case of the grant of the 1995 options, the Committee intended solely to link the options to the occurrence of future events, and not to reward any past performance of any individual officers or the officers as a whole. The Committee reasoned that the Company's past performance did not necessarily merit the option awards, but that the options would provide a strong incentive toward improving future performance. This is evidenced by the fact that the options which were granted were at the then market price and are exercisable in 20% increments over a five-year period commencing February 16, 1996. The options will terminate on December 31, 2003.

Mr. Keefer was granted stock options to purchase 60,000 shares under the Company's Stock Option Plan pursuant to his employment with the Company. The options were granted under the same theory as those of the other officers in 1995, evidenced by the fact the options were at the then market price and are exercisable over a three-year period commencing on August 15, 1996. Due to his already large stock holdings, Mr. Tisch was not granted stock options.

The Stock Option Plan makes stock appreciation rights, payable in cash, available for grant, but the Compensation Committee has not granted any.

             Compensation of the Chief Executive Officer in 1995
             ---------------------------------------------------

The methods used by the Compensation Committee in fixing Mr. Bailey's compensation for 1995 were the same as those described above for other executive officers. As the chief executive officer of the Company, all other officers of the Company report to him, and he is responsible, directly or indirectly, for all of the operations and business of the Company. Consequently, Mr. Bailey has a substantially larger number of "Hay points" assigned to him than any other officer, and in his case the Committee is typically guided primarily by the overall results of the Company, and less by efforts expended or achievements at particular tasks or in particular areas.

Mr. Bailey's salary was not changed in 1995. As is the case for all executive officers of the Company, Mr. Bailey's base salary is at a level with or slightly lower than that of executive officers of comparable companies.

Mr. Bailey qualified for a bonus under the Officers Incentive Plan upon the same factors as are discussed above in connection with such plan.

In view of Mr. Bailey's substantial holdings of Company Common Stock and his position with the Company, the Committee did not grant him any stock options under the Stock Option Plan in 1995.

  ROBERT W. CRUICKSHANK
  ARTHUR L. GOESCHEL
  NICK H. PRATER

SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION
                                          -------------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR     SALARY ($)  BONUS ($)   COMPENSATION ($)(1)
---------------------------               ----     ----------  ---------   -------------------
Colin Bailey                               1995     324,996     176,776             504
  Director, President                      1994     278,898           0               0
  and Chief Executive Officer              1993     232,800           0               0
Ronald R. Tisch                            1995     194,400     105,769             823
  Director and Executive                   1994     176,700      26,432             497
  Vice President                           1993     166,320           0             201
John M. MacCrum                            1995     144,252      80,141              65
  Senior Vice President                    1994     131,372      21,235               0
                                           1993     111,996           0               0
Joseph A. Fischette                        1995     140,880      78,227              59
  Senior Vice President,                   1994     132,180      20,730               0
  General Counsel and Secretary            1993     120,792           0               0
Robert V. Carrubba                         1995     120,559      64,252             714
  Vice President                           1994     112,320      13,966             658
                                           1993     106,320           0             600
C. P. Shannon(2)                           1995     134,128      66,477              72
                                           1994     162,960      22,156           2,927
                                           1993     150,900           0             553

---------
(1) Consists only of premiums paid by the Company on term life insurance policies on the lives of the named individuals.

(2)  Mr. Shannon retired from the Company effective October 1, 1995.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                            ---------------------------------------------------------        VALUE AT ASSUMED
                            NUMBER OF       % OF TOTAL                                    ANNUAL RATE OF STOCK
                           SECURITIES      OPTIONS/SARS                                    PRICE APPRECIATION
                           UNDERLYING       GRANTED TO      EXERCISE OR                     FOR OPTION TERM
                         OPTIONS/SARS      EMPLOYEES IN     BASE PRICE     EXPIRATION      --------------------
NAME                     GRANTED (POUND)   FISCAL YEAR       ($/SH)          DATE         5% ($)     10% ($)
----                     ---------------   ------------     -----------    ----------     ------     -------
Colin Bailey                    0              0%              $0             0               $0         $0
Ronald R. Tisch                 0              0                0             0               0           0
Joseph A. Fischette          50,000           7.1             10.50        12/31/03        284,454     698,432
John M. MacCrum              50,000           7.1             10.50        12/31/03        284,454     698,432
Robert V. Carrubba           50,000           7.1             10.50        12/31/03        284,454     698,432
Clayton P. Shannon(1)        50,000           7.1             10.50        12/31/03        284,454     698,432

(1) Mr. Shannon's options expired unexercised upon his retirement on October 1, 1995.

EMPLOYMENT AGREEMENTS

All the executive officers of the Company have entered into employment agreements with the Company. The agreements generally provide, subject to certain termination provisions, for continued employment of the officers through December 31, 1996, with automatic one year renewals, unless six months' prior notice is provided. The agreements provide for a base salary and bonus compensation as determined by the Company. The agreements contain change in control provisions pursuant to which, if a change in control (as defined in the agreements) occurs, (i) the term of the employment agreement is extended to the last day of the second full calendar year after the change in control, (ii) the employee may only be discharged for cause, and not based solely on the performance of such employee, and (iii) the employee is permitted to terminate employment on a date which is within the period beginning on the first anniversary of such change in control and ending on the second anniversary. If the employment of an employee is terminated by the Company for cause or based on performance, or the agreement expires by its terms, no severance is payable to an employee. However, if an employee is otherwise terminated or an employee terminates his or her employment as provided in (iii) above, the Company is required to pay severance compensation to the employee for 36 months (or, if earlier, until the employee is employed by another employer for compensation at least equal to 90% of his prior compensation) equal to his or her monthly compensation (including salary but not bonuses) for the calendar year immediately prior to termination. In addition, for such period the employee will receive equivalent benefits as were provided at the time of termination. The agreements also contain confidentiality and non-compete provisions.

PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
          AMONG CALGON CARBON'S COMMON STOCK, S&P 500 COMPOSITE INDEX
                  AND S&P CHEMICALS-SPECIALTY COMPOSITE INDEX

Measurement period           CALGON CARBON       S&P 500           S&P CHEMICAL
(Fiscal year Covered)        CORPORATION         Index             Index
---------------------        -------------       -------           ------------
Measurement PT -
12/31/90                     $100                $100              $100

FYE 12/31/91                 $99.54              $130.47           $141.17
FYE 12/31/92                 $82.81              $140.41           $149.56
FYE 12/31/93                 $61.83              $154.56           $170.53
FYE 12/31/94                 $48.21              $156.60           $148.87
FYE 12/31/95                 $62.19              $215.45           $195.67


    *Assumes that the value of the investment in Calgon Carbon Common Stock and each index was $100 on December 31, 1990 and that all
                          dividends were reinvested.

PENSION BENEFITS

The Company's Retirement Plan for Salaried Employees is a non-contributory defined benefit pension plan. In addition, the Company has a Supplemental Retirement Plan, which is applicable to certain employees selected by the Board of Directors, designed to supplement retirement benefits under the Retirement Plan for Salaried Employees which have been limited by various Internal Revenue Code provisions. At present no executive officers participate in such Supplemental Retirement Plan. The following table shows the estimated annual pension benefits which would be payable under the above-stated plans in the form of a single life annuity, for various levels of average annual compensation and years of service, based upon retirement at age 65 in the calendar year 1995, before any reduction to take account of benefits payable by the Company's former owner, Merck & Co., Inc. (by agreement with Merck, benefits payable under Company plans are reduced by the benefit amounts payable to the individual by Merck, which are computed utilizing a 2.5% compensation increase assumption).


    AVERAGE ANNUAL
COMPENSATION FOR HIGHEST
FIVE CONSECUTIVE YEARS           ANNUAL BENEFITS FOR YEARS OF SERVICE (1)
  IN 10-YEAR PERIOD      --------------------------------------------------------
 PRECEDING RETIREMENT     15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
-----------------------   --------    --------    --------    --------    --------
        $150,000          $ 32,925    $ 43,900    $ 54,875    $ 65,850    $ 76,825
         200,000            44,550      59,400      74,250      89,100     103,950
         250,000            56,175      74,900      93,625     112,350     131,075
         300,000            67,800      90,400     113,000     135,600     158,200
         350,000            79,425     105,900     132,375     158,850     185,325
         400,000            91,050     121,400     151,750     182,100     212,450
         450,000           102,675     136,900     171,125     205,350     239,575
         500,000           114,300     152,400     190,500     228,600     266,700

(1) Under Section 415 of the Internal Revenue Code of 1986, the amount of annual benefits which may be paid under the Retirement Plan for Salaried Employees to any employee may not exceed $120,000 during 1995 and 1996 and under Section 401(a)(17) of the Code the amount of annual compensation of each employee taken into account under such plan for any year may not exceed $150,000 during 1995 and 1996. These limitations have not been reflected in the table.

Other than the reduction with respect to Merck benefits discussed above, the benefits payable under the plans are not subject to any deduction for Social Security or other offset amounts. Covered compensation for purposes of the chart above includes salary and incentive awards which are reported in the "bonus" column of the summary compensation table. As of December 31, 1995, Messrs. Bailey, Fischette, Shannon, Tisch, MacCrum and Carrubba had 8, 16, 10, 17, 26 and 16 years of service, respectively, under the plans. Mr. Bailey is also covered by a pension plan applicable to certain of the Company's foreign employees with respect to his years of service in the Company's Belgian and other European operations. Pursuant to the formula used to calculate the benefits payable to Mr. Bailey for such service he is entitled to an annual amount upon retirement equal to the greater of (a) .5% of his average compensation up to the parallel average Belgian state pension ceiling, plus 1.5% of such compensation in excess of this ceiling, for the period he was covered by the plan, and (b) two times Mr. Bailey's own contributions to the plan plus interest at 4% per year. In Mr. Bailey's case the latter calculation would apply. Upon Mr. Bailey's retirement at age 65 he would be entitled to payment of an estimated annual pension benefit of approximately $10,000 (based upon conversion of Belgian francs to U.S. dollars at the exchange rates in effect at the end of 1994) under such plan.

                        ELECTION OF INDEPENDENT AUDITORS

The Board of Directors, following recommendation of the Audit Committee, has nominated the independent public accounting firm of Price Waterhouse LLP as the independent auditors to examine the consolidated financial statements of the Company for 1996. The proxies solicited on behalf of the Board of Directors will be voted for that firm unless otherwise specified.

Price Waterhouse LLP has served as the independent auditors for the Company since its formation in 1985. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

                                 VOTE REQUIRED

The four nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for the election of directors at that meeting by the holders of the Company's Common Stock, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. The affirmative vote of the holders of a majority of the votes cast of the Company's Common Stock, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, is necessary to approve the actions proposed in item 2 of the accompanying Notice of 1996 Annual Meeting of Stockholders. Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, the total number of votes cast "for" or "against" will be counted for purposes of determining the minimum number of affirmative votes required for approval of item 2 and the total number of votes cast "for" any of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting or any broker non-vote shall not be counted in such voting.

                                 OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

If any stockholder wishes to present a proposal to be acted upon at the 1997 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company by November 22, 1996 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 1997 Annual Meeting. The 1997 Annual Meeting is tentatively scheduled for April 22, 1997.

                                                  Joseph A. Fischette
                                                       Secretary

March 22, 1996

                              CALGON CARBON CORPORATION

               Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting of the Stockholders April 23, 1996

       Colin Bailey and Joseph A. Fischette, or either of them, are hereby appointed proxies for the undersigned, with full power of substitution,
P      to vote all the shares of Common Stock of Calgon Carbon Corporation
R      (the "Company") which the undersigned may be entitled to vote, at the
O      Annual Meeting of Stockholders of the Company scheduled for April 23,
X      1996, and at any adjournment thereof, as directed on the reverse side of
Y this proxy card and, in their discretion, on any other matters which may properly come before the meeting.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as specified on the reverse side hereof. If not specified, the shares represented by this proxy will be voted FOR proposals 1 and 2.

       Please mark, sign and date this proxy card on the reverse side hereof and return it in the enclosed envelope.


                                                           [SEE REVERSE]
                                                           [   SIDE    ]


-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



                        ANNUAL MEETING OF STOCKHOLDERS
                                      OF
                           CALGON CARBON CORPORATION

                                APRIL 23, 1996
                                   1:00 P.M.

                               COMPANY'S OFFICE
                            400 CALGON CARBON DRIVE
                           PITTSBURGH, PENNSYLVANIA

    PLEASE MARK YOUR
[X] VOTES AS IN THIS
    EXAMPLE.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.
______________________________________________________________________________
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
______________________________________________________________________________

                 FOR  WITHHELD
1. Election of   [ ]    [ ]          Nominees:  Nick H. Prater
   Directors                                    Seth E. Schofield
                                                Harry H. Weil
                                                Robert L. Yohe

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

                                           FOR      AGAINST     ABSTAIN
2. Election of Price Waterhouse LLP        [ ]        [ ]         [ ]
   as auditors for 1996.
                                           YES        NO
3. I plan to attend the annual             [ ]        [ ]
   meeting.






SIGNATURE(S)                                   DATE
            ----------------------------------      ------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE




                          CALGON CARBON CORPORATION



                PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE
                              ENCLOSED ENVELOPE.